Exhibit 99.1

AITX Updates Progress on Its Fifteen-Initiative Product Roadmap, Concentrating Engineering Behind RAIA, ROAMEO and SARA

Four Initiatives Released, Two in Partial Release, Four Rescheduled, Three on Hold, One in Continued Development and One Awaiting Platform Approval, Every Status Update Published on the Company’s Online Roadmap

Detroit, Michigan, November 10, 2026 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a developer and operator of AI-driven security and productivity solutions for enterprise clients, today provided a progress update on the product development roadmap it published on July 27, 2026, which described six planned hardware releases and nine planned software initiatives. As of today, four of the fifteen initiatives are released, two are in partial release within RAIA ahead of their formal announcements, four have been rescheduled, three are on hold, one remains in continued development, and one awaits approval from a third party platform. These priorities concentrate engineering capacity on the Company’s highest priority innovations. The full status of every initiative is published at www.aitx.ai/roadmap-manifest.

Roadmap Milestones

Since July, the Company has released SARA™ Assess, developed with Circadian Risk, on September 10, and the integration of ROSA™ and RIO™ into the Immix® platform on September 14. SARA Alive on Immix brings the Company’s agentic AI monitoring capabilities directly into the Immix monitoring platform. On November 9, the Company formally unveiled RAIA™, the first of the roadmap’s six planned hardware products to be introduced. Two additional software initiatives are classified as partial releases: one is complete and running inside RAIA, while the other is in early production inside RAIA. Formal announcements for both are planned for the first calendar quarter of 2027.

Where the Engineering is Going

The Company has concentrated its engineering resources on three programs: RAIA, formally unveiled on November 9; ROAMEO™, whose 4.1 platform development is estimated by management to be approximately 65% complete; and SARA, the AI agent operating across the Company’s devices, Immix and third-party cameras. A fourth priority guides resource allocation across all three: the Company’s targets, described in its October 21, 2026 results release, of reaching monthly operating cash breakeven in January 2027 and all-in cash breakeven in the second calendar quarter of 2027. Each initiative on the roadmap was evaluated against these four priorities, with the resulting decisions and updated development schedules published on the Company’s public roadmap.

“In July, we laid out fifteen initiatives and invited people to watch our progress. That includes seeing the choices we make,” said Steve Reinharz, CEO/CTO and founder of AITX and its subsidiaries. “We have a finite engineering team, and we believe RAIA, ROAMEO and SARA offer the strongest opportunities to turn that engineering into commercial results. Pausing some initiatives and rescheduling others gives those priorities the attention they need to reach customers ready to perform. Every initiative remains on the public roadmap, with its current status visible and further details added as each is formally announced.”

Status of the Remaining Initiatives

Of the five remaining hardware initiatives, one has been rescheduled for summer 2027 and is estimated by management to be 85% complete, with a fourth prototype under construction. A second has been rescheduled for the first calendar quarter of 2027 and is estimated by management to be 80% complete. ROAMEO is already operating at customer sites, with additional deployments advancing alongside continued development of its 4.1 platform. Two other hardware initiatives remain on hold.

Beyond the three released software initiatives and the two partial releases, four software initiatives remain. One is complete on the Company’s side and awaits approval from a third party platform. Two have been rescheduled: one for late November or early December 2026, with development expected to be completed on November 26, and the other for the first calendar quarter of 2027. The fourth is on hold.

The Company expects to resume work on paused initiatives once its priority programs are delivered, with changes in status published on the public roadmap.

“Positive operational cash flow is not a separate goal from the roadmap; we believe it is what lets us keep building it,” Reinharz added. “A company at our stage earns the right to its next product by delivering the current one. RAIA has been unveiled and we’re taking orders, SARA is in production on Immix, and ROAMEO is on patrol with additional deployments advancing. Our public roadmap shows exactly where everything else stands.”

The Company’s public roadmap at www.aitx.ai/roadmap-manifest is updated whenever an initiative’s status changes, with revisions since the previous update clearly marked. The Company intends to publish its next progress update when additional initiatives are announced.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is a developer and provider of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including PURSUON, Inc. (formerly RAD-M), Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Residential (RAD-R), Robotic Assistance Devices Group (RAD-G), and Robotic Assistance Devices Lanka (Private) Limited (RAD Lanka), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion U.S. security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are primarily developed in-house.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

All of RAD’s solutions are designed to integrate with leading industry platforms and workflows, including an integration with Immix®, a provider of central station and remote monitoring software.

The Company has completed a SOC 2 Type 2 examination covering the controls, system scope and review period described in the related report, a form of independent attestation frequently requested by enterprise and government clients that require documented data protection and compliance practices.

AITX is led by Steve Reinharz, CEO/CTO and founder of the Company and all subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company’s ability to deliver practical and scalable solutions.

The Company’s solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.pursuon.com, www.radgroup.ai, www.saramonitoring.ai, www.radlightmyway.com, and www.stevereinharz.com, or follow Steve Reinharz on X @SteveReinharz. Information contained on, or accessible through, the foregoing websites and social media accounts is not incorporated by reference into, and does not form a part of, this press release or any of the Company’s filings with the Securities and Exchange Commission.

Cautionary Disclosure About Forward Looking Statements

This press release contains forward looking statements, including statements regarding the Company’s product development roadmap; the scope, functionality and anticipated commercial benefits of its hardware and software initiatives; management’s estimates of development completion; expected dates for development, testing, announcements, approvals, production, shipment and deployment; the prioritization of RAIA, ROAMEO and SARA and the expected commercial returns from concentrating engineering resources on those programs; the timing and potential resumption of paused initiatives; anticipated customer adoption, orders and revenue; the Company’s objective of reaching positive operational cash flow; and future roadmap updates and announcements.

Development completion percentages reflect management’s current assessments and may change as engineering requirements, testing results and product specifications evolve. These estimates do not necessarily indicate the proportion of development time or cost remaining or establish readiness for commercial deployment. Product announcements, internal development completion and software operating within another product do not, by themselves, establish the commencement of shipments or availability as a separate commercial offering. Accepting orders does not assure delivery, customer acceptance or revenue.

All development and announcement dates are current targets and remain subject to change. Initiatives may be delayed, modified, reduced in scope, further deprioritized or discontinued. Retaining an initiative on the public roadmap does not guarantee its completion or commercial release. Paused initiatives may not resume when anticipated or at all, including after other priority programs reach their delivery milestones.

Note that the internal targets stated are not projections or guarantees, and the Company may not achieve them.

Forward looking statements are based on management’s current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially. These include, among others: changes or delays in product development, testing, final specifications, certification, manufacturing, component availability, quality control, shipping or commercial availability; performance limitations under actual deployment conditions; the Company’s ability to provide reliable service and support and achieve acceptable margins at anticipated rental rates; competition, changes in competing offerings and pricing, customer budget constraints and purchasing priorities; the possibility that customer interest and channel discussions do not produce orders or deployments; regulatory, privacy, cybersecurity and distribution requirements ; the concentration of the Company’s revenue with its largest customer; the Company’s ability to fund operations, production and customer commitments; the availability and terms of financing and its potential dilutive effects; the acceleration of the Company’s $700,000 convertible note, the holder’s claim to a 150% default amount, which the Company disputes, and the dilution that conversions of that note may cause; the Company’s history of operating losses, its accumulated deficit, and the substantial doubt about its ability to continue as a going concern expressed by its independent auditor; and other risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2026, as amended, its Quarterly Report on Form 10-Q for the quarter ended August 31, 2026, and subsequent filings with the Securities and Exchange Commission, available at www.sec.gov.

Forward looking statements are not guarantees of future performance. Readers are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. Except as required by law, the Company undertakes no obligation to update or revise any forward looking statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

For purposes of the Company’s disclosures, “Artificial Intelligence” refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company’s business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which the Company considers its primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

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Doug Clemons, Chief Marketing Officer
248-270-8273
doug.c@radsecurity.com